  Exhibit 16.1

August 15, 2012

Securities and Exchange Commission

100 F Street, NE Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Amended Form 8-K dated August 15, 2012 of RT Technologies, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

Child, Van Wagoner & Bradshaw, PLLC Salt Lake City, Utah